Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2018 First Quarter Results

MONROVIA, Calif., August  29, 2017 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its first quarter ended July 29, 2017.

“The AeroVironment team successfully executed our plan in the first quarter, delivering $43.8 million in revenue, a 21 percent increase over first quarter fiscal 2017, and loss per share of $0.19, a 63 percent improvement over fiscal 2017,” said Wahid Nawabi, AeroVironment president and chief executive officer. “A nine percent increase in funded backlog enhances our visibility and positions us to deliver on our fiscal 2018 goals.  We remain focused on making continued progress on our long-term growth initiatives as we work to deliver results, capitalize on opportunities and create value for customers, employees and stockholders.”

FISCAL 2018 FIRST QUARTER RESULTS

Revenue for the first quarter of fiscal 2018 was $43.8 million, an increase of 21%  from first quarter fiscal 2017 revenue of $36.2 million. The increase in revenue resulted from an increase in sales in our Unmanned Aircraft Systems (UAS) segment of $5.8 million and an increase in sales in our Efficient Energy Systems (EES) segment of $1.8 million.

Gross margin for the first quarter of fiscal 2018 was $11.6 million, an increase from first quarter fiscal 2017 gross margin of $6.7 million. The increase in gross margin was primarily due to an increase in product margin of $6.4 million, partially offset by a decrease in service margin of $1.4 million. As a percentage of revenue, gross margin increased to 27% from 18%. The increase in gross margin percentage was primarily due to a decrease in warranty related costs and an increase in the proportion of product sales to total revenue.

Loss from operations for the first quarter of fiscal 2018 was $8.2 million compared to first quarter fiscal 2017 loss from operations of $15.6 million. The decrease in the year over year loss from operations was primarily a result of an increase in gross margin of $4.9 million and a decrease in research and development (R&D) expense of $2.1 million.

Other income, net, for the first quarter of fiscal 2018 was $0.5 million compared to other income, net of $0.1 million for the first quarter of fiscal 2017.

Benefit for income taxes for the first quarter of fiscal 2018 was $3.2 million compared to a benefit for income taxes of $3.9 million for the first quarter of fiscal 2017.  The decrease in benefit for income taxes was primarily due to a decrease in loss before income taxes, partially offset by an increase in the full year estimated effective tax rate. The quarter ended July 29, 2017 included a discrete income tax benefit of $1.0 million for excess tax benefits arising from vesting of restricted stock awards and stock option exercises.

Net loss attributable to AeroVironment for the first quarter of fiscal 2018 was $4.4 million compared to net loss for the first quarter of fiscal 2017 of $11.6 million.

Loss per share for the first quarter of fiscal 2018 was $0.19 compared to loss per share for the first quarter of fiscal 2017 of $0.51.

BACKLOG

As of July 29, 2017, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $85.3 million compared to $78.0 million as of April 30, 2017.

FISCAL 2018 — OUTLOOK FOR THE FULL YEAR

For fiscal 2018, the company continues to expect to generate revenue of between $280 million and $300 million, and earnings per diluted share of between $0.45 and $0.65.

The foregoing estimates are forward looking and reflect management's view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, August 29, 2017, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Wahid Nawabi, president and chief executive officer, Teresa P. Covington, chief financial officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (888) 771-4371 (U.S.) and enter the passcode 45482291 or (847)  585-4405 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company's website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, August 29, 2017, at approximately 4:00 p.m. Pacific Time through Tuesday, September 5, 2017, at 11:59 p.m. Pacific Time.  Dial (888) 843-7419 and enter the passcode 45482291. International callers should dial (630) 652-3042 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) provides customers with more actionable intelligence so they can proceed with certainty. Based in California, AeroVironment is a global leader in unmanned aircraft systems, tactical missile systems and electric vehicle charging and test systems, and serves militaries, government agencies, businesses and consumers. For more information visit www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; risks related to our international business, including compliance with export control laws; potential need for changes in our long-term strategy in response to future developments; unexpected technical and marketing difficulties inherent in major research and product development efforts; the impact of potential security and cyber threats; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; uncertainty in the customer adoption rate of commercial use unmanned aircraft systems and electric vehicles; failure to remain a market innovator and create new market opportunities; changes in significant operating expenses, including components and raw materials; failure to develop new products; the extensive regulatory requirements governing our contracts with the U.S. government; product liability, infringement and other claims; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow –

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended
	July 29,	July 30,
	2017	2016
Revenue:
Product sales	$31,091	$15,737
Contract services	12,673	20,481
	43,764	36,218
Cost of sales:
Product sales	24,217	15,222
Contract services	7,917	14,313
	32,134	29,535
Gross margin:
Product sales	6,874	515
Contract services	4,756	6,168
	11,630	6,683
Selling, general and administrative	13,331	13,663
Research and development	6,461	8,600
Loss from operations	(8,162)	(15,580)
Other income (expense):
Interest income, net	512	375
Other income (expense), net	4	(300)
Loss before income taxes	(7,646)	(15,505)
Benefit for income taxes	(3,180)	(3,863)
Net loss	(4,466)	(11,642)
Net loss attributable to noncontrolling interest	23	—
Net loss attributable to AeroVironment	$(4,443)	$(11,642)
Loss per share attributable to AeroVironment:
Basic	$(0.19)	$(0.51)
Diluted	$(0.19)	$(0.51)
Weighted average shares outstanding:
Basic	23,336,305	22,956,607
Diluted	23,336,305	22,956,607

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	July 29,	April 30,
	2017	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$117,473	$79,904
Short-term investments	107,831	119,971
Accounts receivable, net of allowance for doubtful accounts of $469 at July 29, 2017 and $291 at April 30, 2017	30,685	74,361
Unbilled receivables and retentions	10,753	14,120
Inventories, net	72,017	60,076
Income tax receivable	2,969	—
Prepaid expenses and other current assets	5,266	5,653
Total current assets	346,994	354,085
Long-term investments	35,844	42,096
Property and equipment, net	20,317	19,220
Deferred income taxes	15,646	15,089
Other assets	1,938	2,010
Total assets	$420,739	$432,500
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,966	$20,283
Wages and related accruals	10,608	12,966
Income taxes payable	—	1,418
Customer advances	4,593	3,317
Other current liabilities	8,530	10,079
Total current liabilities	37,697	48,063
Deferred rent	1,673	1,719
Capital lease obligations - net of current portion	104	161
Other non-current liabilities	184	184
Deferred tax liability	79	116
Liability for uncertain tax positions	64	64
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares—10,000,000; none issued or outstanding at July 29, 2017 and April 30, 2017	—	—
Common stock, $0.0001 par value:
Authorized shares—100,000,000
Issued and outstanding shares—23,840,300 shares at July 29, 2017 and 23,630,419 at April 30, 2017	2	2
Additional paid-in capital	165,359	162,150
Accumulated other comprehensive loss	(125)	(127)
Retained earnings	215,486	219,929
Total AeroVironment stockholders' equity	380,722	381,954
Noncontrolling interest	216	239
Total equity	380,938	382,193
Total liabilities and stockholders’ equity	$420,739	$432,500

AeroVironment, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended
	July 29,	July 30,
	2017	2016
Operating activities
Net loss	$(4,466)	$(11,642)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	1,862	1,653
Loss from equity method investments	—	72
Impairment of long-lived assets	9	—
Provision for doubtful accounts	211	171
(Gains) losses on foreign currency transactions	(106)	226
Deferred income taxes	(596)	—
Stock-based compensation	1,397	992
Tax benefit from exercise of stock options	—	22
Gain on disposition of property and equipment	—	(7)
Amortization of held-to-maturity investments	474	661
Changes in operating assets and liabilities:
Accounts receivable	43,577	23,019
Unbilled receivables and retentions	3,367	4,406
Inventories	(11,941)	(6,619)
Income tax receivable	(2,969)	(4,250)
Prepaid expenses and other assets	377	(17)
Accounts payable	(6,238)	(6,336)
Other liabilities	(3,676)	(3,594)
Net cash provided by (used in) operating activities	21,282	(1,243)
Investing activities
Acquisition of property and equipment	(2,973)	(2,634)
Redemptions of held-to-maturity investments	59,280	28,820
Purchases of held-to-maturity investments	(41,806)	(27,487)
Proceeds from the sale of property and equipment	—	7
Sales and redemptions of available-for-sale investments	450	400
Net cash provided by (used in) investing activities	14,951	(894)
Financing activities
Principal payments of capital lease obligations	(92)	(95)
Tax withholding payment related to net settlement of equity awards	(212)	—
Exercise of stock options	1,640	258
Net cash provided by financing activities	1,336	163
Net increase (decrease) in cash and cash equivalents	37,569	(1,974)
Cash and cash equivalents at beginning of period	79,904	124,287
Cash and cash equivalents at end of period	$117,473	$122,313
Supplemental disclosures of cash flow information
Cash paid during the period for:
Income taxes	$1,803	$1,786
Non-cash activities
Unrealized gain on investments, net of deferred tax expense of $4 and $12, respectively	$2	$18
Reclassification from share-based liability compensation to equity	$384	$307
Acquisitions of property and equipment included in accounts payable	$644	$321

AeroVironment, Inc.

Reportable Segment Results are as Follows (Unaudited)

(In thousands)

	Three Months Ended
	July 29,	July 30,
	2017	2016
Revenue:
UAS	$36,250	$30,497
EES	7,514	5,721
Total	43,764	36,218
Cost of sales:
UAS	26,408	25,083
EES	5,726	4,452
Total	32,134	29,535
Gross margin:
UAS	9,842	5,414
EES	1,788	1,269
Total	11,630	6,683
Selling, general and administrative	13,331	13,663
Research and development	6,461	8,600
Loss from operations	(8,162)	(15,580)
Other income (expense):
Interest income, net	512	375
Other income (expense), net	4	(300)
Loss before income taxes	$(7,646)	$(15,505)

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com